FOR IMMEDIATE RELEASE                                EXHIBIT 99.1

National Western Life Announces 2014 Second Quarter Earnings

Austin, Texas, August 7, 2014 ‑ Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLI), announced today second quarter 2014 consolidated net earnings of $29.2 million, or $8.25 per diluted Class A common share, compared with consolidated net earnings of $27.0 million, or $7.62 per diluted Class A common share, for the second quarter of 2013. For the six months ended June 30, 2014, the Company reported consolidated net earnings of $49.0 million, or $13.86 per diluted Class A common share, compared with $43.6 million, or $12.32 per diluted Class A common shares, a year ago. The Company's book value per share increased to $416.89 as of June 30, 2014 from $406.54 at March 31, 2014.

The Company reported earnings from operations, excluding net realized gains and losses on investments, of $27.2 million for the three months ended June 30, 2014, or $7.69 per diluted Class A common share, compared to $26.0 million, or $7.33 per diluted Class A common share, in the same period for 2013. Commenting on the second quarter results, Mr. Moody stated that earnings for the current period reflect improved policy benefit and operating expense outcomes. "We were fortunate to not incur significant or unusual claim experience or operational expense items this earnings cycle. Past quarterly results have included provisions for legal matters or policyholder obligations and our second quarter was significant for not having such items," Mr. Moody remarked. Earnings from operations for the six months ended June 30, 2014 increased 12% over the comparable prior year period. Mr. Moody noted that the persisting low interest rate environment continues to be a challenge for the industry. "Since the majority of our sales involve interest-sensitive products, we are acutely aware of the pressure on spread margins that comes with the present interest rate levels. We monitor this closely which is reflected in our earnings results for the first six months of this year," Mr. Moody observed.

Total revenues for the quarter ended June 30, 2014 increased to $206.8 million compared to $182.9 million in the second quarter of 2013 primarily due to higher market valuations of index options the Company purchases to support its fixed-index policy obligations. Mr. Moody indicated, "Our annuity sales were up 7% in the second quarter this year over last year and roughly 90% of these sales are fixed-index products. With the growth in this segment of our business, the notional amount of policy obligations that we cover through the purchase of call options correspondingly increases. Although not affecting profitability, the fluctuation in revenues caused by market valuation movements for these options can be sizable in any given reporting period."

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia, and the Pacific Rim. The Company has approximately 272 employees and 23,970 contracted independent agents, brokers, and consultants, and at June 30, 2014, maintained total assets of $11.1 billion, stockholders' equity of $1.5 billion, and life insurance in force of $22.5 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Insurance Company
News Release - Page 2

Summary of Consolidated Operating Results (Unaudited)
(In thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues:
Revenues, excluding investment and index option gains	158,525	164,566	314,467	318,853
Realized and unrealized gains on index options	45,251	16,692	45,799	91,124
Realized gains on investments	3,065	1,601	4,578	3,914
Total revenues	206,841	182,859	364,844	413,891

Earnings:
Earnings from operations	27,191	25,950	46,033	41,079
Net realized gains on investments	1,992	1,041	2,976	2,544
Net earnings	29,183	26,991	49,009	43,623

Net earnings attributable to Class A shares	28,358	26,227	47,623	42,389

Basic Earnings Per Class A Share:
Earnings from operations	7.70	7.35	13.02	11.62
Net realized gains on investments	0.56	0.29	0.84	0.72
Net earnings	8.26	7.64	13.86	12.34

Basic Weighted Average Class A Shares	3,435	3,435	3,435	3,435

Diluted Earnings Per Class A Share:
Earnings from operations	7.69	7.33	13.02	11.60
Net realized gains on investments	0.56	0.29	0.84	0.72
Net earnings	8.25	7.62	13.86	12.32

Diluted Weighted Average Class A Shares	3,437	3,442	3,437	3,441

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com